EXHIBIT 21.1

                       WINDSWEPT ENVIRONMENTAL GROUP, INC.


                                               State or Other Jurisdiction of
         List of Subsidiaries                  Incorporation or Organization
         --------------------                  -----------------------------

North Atlantic Laboratories, Inc.                         New York

Trade-Winds Environmental Restoration Inc.                New York